Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143096, 333-135570, 333-135568, and 333-135567) and registration statement (No. 333-130550) on Form S-3 of United Western Bancorp, Inc. and subsidiaries of our report dated March 15, 2010, with respect to the consolidated financial statements of United Western Bancorp, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of United Western Bancorp, Inc. and subsidiaries for the year ended December 31, 2009.
/s/ Crowe Horwath LLP
Sherman Oaks, California
March 15, 2010